                                                                    Exhibit 10.8

                     FIFTH AMENDMENT TO AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT
                           ---------------------------

     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made effective as of the __ day of May, 2003, by and among NOBEL LEARNING COMMUNITIES, INC. ("Nobel"), NEDI, INC. ("NEDI"), MERRYHILL SCHOOLS NEVADA, INC. ("Merryhill Nevada"), PALADIN ACADEMY, L.L.C., formerly known as Nobel Learning Solutions, L.L.C. ("Paladin"), NOBEL EDUCATION DYNAMICS FLORIDA, INC. ( "Nobel Florida"), THE ACTIVITIES CLUB, INC. ("TAC"), HOUSTON LEARNING ACADEMY, INC. ("Houston"), NOBEL SCHOOL MANAGEMENT SERVICES, INC. ("Nobel Management"), NOBEL LEARNING TECHNOLOGIES, INC. ("Nobel Technologies") (jointly and severally, "Borrowers"), FLEET NATIONAL BANK, as successor by merger to Summit Bank, as Agent ("Agent") and Lenders named on the signature pages hereto (collectively, "Lenders").

                                   BACKGROUND

     A. Nobel, NEDI, Merryhill Schools, Inc., Merryhill Nevada, Paladin, Nobel Florida, TAC and Agent are parties to that certain Amended and Restated Loan and Security Agreement dated March 9, 1999, as amended by (i) that certain First Amendment to Amended and Restated Loan and Security Agreement dated December 17, 1999, (ii) that certain Second Amendment to Amended and Restated Loan and Security Agreement dated May 24, 2000, (iii) that certain Third Amendment to Amended and Restated Loan and Security Agreement dated May 24, 2001, and (iv) that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of July 5, 2001 (such Amended and Restated Loan and Security Agreement, as amended and as the same may be further amended, supplemented or restated from time to time, being the "Loan Agreement").

     B. Borrowers, Agent and Lenders desire to further amend the Loan Agreement in accordance with the terms and conditions hereof.

     C. Capitalized terms used herein and not otherwise defined shall have the meanings provided for such terms in the Loan Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Waiver of Existing Covenant Defaults.

     The Events of Default resulting from Borrowers' failure to comply with the financial covenants (a) set forth in Article 10 of the Loan Agreement for the period ending December 31, 2002, and (b) set forth in Article 10 of the Loan Agreement for the period ending March 31, 2003, are hereby waived. Nothing contained herein constitutes a waiver of, or an agreement or commitment by Agent or any Lender to waive or release Borrowers from compliance with any other terms, conditions or covenants of the Loan Agreement or any of the other Loan Documents or of the financial covenants for any other period after the date hereof or an agreement or commitment by Agent or any Lender to grant any future waivers or releases to Borrowers.

     2.   Elimination of LIBOR Rate Option.

          Notwithstanding anything to the contrary contained in the Loan Agreement or any of the Loan Documents, as of the date hereof and at all times hereafter, Borrowers will not request and Agent and Lenders will not be obligated to make any advances to Borrowers under the Loans accruing interest at the LIBOR Rate. The rate period for Loans currently accruing interest at the LIBOR Rate will be permitted to expire in the ordinary course, provided that any pre-payments or acceleration of such Loans will be subject to contractual breakage or any other charges or fees provided under the Loan Agreement.

     3.   $5,000,000.00 Capital Infusion.

          Notwithstanding anything to the contrary in the Loan Agreement, Borrowers shall obtain an infusion of capital of not less than $5,000,000.00 (the "Capital Infusion") on terms and conditions reasonably acceptable to the Agent. The proceeds of this Capital Infusion shall be applied first, to reduce the amounts outstanding under the Consolidated Working Capital Facility, and second, to the extent of any remaining proceeds, to fund a cash collateral account (the "Cash Collateral Account"). The Cash Collateral Account shall be held by Agent in a segregated, collateralized, non-interest bearing account over which the Borrowers shall have no dominion or control; provided that the proceeds of the Cash Collateral Account shall be available to Borrowers on a daily basis to fund any amounts which otherwise would be advanced under the Consolidated Working Capital Facility until the Cash Collateral Account is exhausted. Borrowers hereby acknowledge and agree that the Cash Collateral Account is pledged to Agent for the benefit of Lenders, that Agent holds a valid, enforceable and perfected security interest in and to the Cash Collateral Account and that the proceeds of the Cash Collateral Account may be used to repay any Lender Obligations following an Event of Default.

     4.   Amended Definitions.

     a). The following definitions contained in Article 1 of the Loan Agreement are hereby amended to read, in their entirety, as follows:

          "1.18 "EBITDA" means, for any period, combined aggregate earnings for Borrowers for such period (excluding extraordinary earnings), plus the aggregate amount deducted for such period in determining such earnings in respect of (a) Interest Expense, (b) income taxes, (c) depreciation expense, (d) amortization expense, all determined in accordance with GAAP, and (e) non-recurring transaction fees, write-down of goodwill, or other non-recurring expenses incurred in the disposition of schools included in Borrowers' managed assets.

          1.30 "Floating Rate Margin" means one of the following margins determined based on the ratio of Borrowers' Total Funded Indebtedness to EBITDA from time to time:

          Ratio of Total Funded
          Indebtedness to EBITDA            Floating Rate Margin
          ------------------------          --------------------
          **** 3.50                           200 basis points
          *    3.50 but  3.00                 150 basis points
          *    3.00 but  2.50                 100 basis points
          *    2.50 but  2.00                  75 basis points
          *    2.00 but  1.50                  50 basis points
          *    1.50                            25 basis points

* denotes less than
**** denotes greater than or equal to

          1.35 "Interest Coverage Ratio " means for any period, the rate of (a) EBIT to (b) Interest Expense.

          1.36 "Interest Expense" means for any period, the amount of interest paid on Indebtedness by Borrowers for such period, determined in accordance with GAAP, but excluding (i) any previously capitalized interest or fees related solely to prior amendments to the Loan Agreement which must currently be expensed in accordance with GAAP; and (ii) that portion of interest expense related solely to the amortization of the Waiver Fee associated with the Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of May 28, 2003.

          1.53 "Permitted Acquisition" means an acquisition by any Borrower (i) which has been previously approved and consented to in writing by Agent in its sole and absolute discretion and (ii) funded solely from sources other than Borrowers or under the Loans."

     5.   Additional Definitions. The following definitions shall be added to
Article 1 of the Loan Agreement in the proper alphabetical order:

     "EBIT" means for any period, combined aggregate earnings of Borrowers for such period (excluding extraordinary earnings) plus the aggregate amount deducted for such period in determining such earnings in respect of (a) Interest Expense, (b) income taxes, and (c) non-recurring transaction fees, write-down of goodwill, or other non-recurring expenses incurred in the disposition of schools included in Borrowers' managed assets.

     "EBITDAR" means, for any period, EBITDA plus aggregate rent expenses of Borrowers for such period."

     6. Acquisition Credit Facility. Section 3.3(c) of the Loan Agreement is amended to read, in its entirety, as follows:

     "(c) The Acquisition Credit Facility Term Loan will mature on December 31, 2003 and all sums outstanding under the Acquisition Credit Facility must be repaid in full on or before such date."

     7. Letters of Credit. Section 3.8(a) of the Loan Agreement is amended to read, in its entirety, as follows:

     "(a) Issuing Bank may issue for the account of Borrowers under the Consolidated Working Capital Credit Facility, commercial, documentary, automatically renewable or standby letters of credit in form and content satisfactory to Issuing Bank, at its sole discretion, with a term not to exceed the earlier to occur of (i) twenty-four (24) months, or (ii) the expiration date of the Consolidated Working Capital Contract Period. Notwithstanding the foregoing, at no time shall the (x) aggregate face amount of all outstanding letters of credit issued under the Consolidated Working Capital Credit Facility exceed Three Million Dollars ($3,000,000.00); and (y) outstanding principal balance of the Consolidated Working Capital Credit Facility, plus the aggregate face amount of all outstanding letters of credit issued under Consolidated Working Capital Credit Facility exceed the amount of the loans and extensions of credit then available to Borrowers under the Consolidated Working Capital Credit Facility pursuant to Section 3.1 above."

     8. Payments on the Acquisition Credit Facility. Section 6.3 of the Loan Agreement is amended to read, in its entirety, as follows:

          "6.3 Principal and Interest Payments on the Acquisition Credit
               Facility.

          (a) During the Acquisition Credit Facility Advance Period, Borrowers will pay interest on that portion of the principal advanced under the Acquisition Credit Facility which has not previously been converted to an Acquisition Credit Facility Term Loan monthly, on the first day of each calendar month, commencing on the first day of the first calendar month following the initial advance thereunder and on the last day of each Rate Period, as applicable.

          (b) Borrowers shall repay the outstanding principal balance of any Acquisition Credit Facility Term Loan selected by Borrowers on or before December 31, 2003, in accordance with Section 3.3(c) above, in quarterly installments, each in the amount of $829,721.50, commencing July 1, 2003 and continuing on the first Business Day of each calendar quarter until maturity, plus accrued and unpaid interest on such Acquisition Credit Facility Term Loan to the date of such payment at the applicable rate set forth in Section 5.3(b) above.

          (c) On December 31, 2003, Borrowers shall pay in full the outstanding principal balance of the Acquisition Credit Facility (including, without limitation, any Acquisition Credit Facility Term Loan), together with all accrued and unpaid interest thereon and all other sums due in connection therewith."

     9. Letter of Credit Fees. Section 6.8 of the Loan Agreement is amended to read, in its entirety, as follows:

          "6.8 Letter of Credit Fees. For each issuance or renewal of a letter of credit hereunder, Borrowers shall pay (a) with respect to letters of credit issued prior to May 1, 2003, to Agent for the pro rata benefit of Lenders, a per annum fee, payable quarterly in advance on the first Business Day of each calendar quarter, the fees currently accruing with respect to such previously issued letters of credit; (b) with respect to letters of credit issued or renewed on or after May 1, 2003, to Agent, for the pro rata benefit of Lenders, a per annum fee, payable quarterly in arrears on the first Business Day of each calendar quarter, equal to three percent (3%) of the face amount of any such newly issued or renewed letter of credit; (c) Issuing Bank, a fronting fee in an amount equal to (i) .25% per annum of the aggregate face amount of all outstanding letters of credit issued prior to May 1, 2003, and (ii) for letters of credit issued or renewed on or after May 1, 2003, a fronting fee in an amount equal to .50% per annum, of the aggregate face amount of such letter of credit. All such fronting fees to be payable quarterly, in advance. In addition, Borrowers shall pay such other fees and charges in connection with the negotiation or cancellation of each letter of credit as may be customarily charged by Issuing Bank. All such fees shall be computed on the basis of a year of three hundred sixty (360) days for the number of days actually elapsed."

     10. Usage and Waiver Fees. Section 6.9 of the Loan Agreement is amended in its entirety as follows:

          "6.9 Usage and Waiver Fees.

          (a) Usage Fee. Borrowers shall unconditionally pay to Agent for the pro rata benefit of Lenders a fee equal to the Applicable Percentage of the average daily unused portion of the Consolidated Working Capital Credit Facility and the Acquisition Credit Facility (which shall be calculated based on the maximum amount then available to be borrowed by Borrowers thereunder, taking into account any reductions of the Acquisition Credit Facility required or permitted under this Agreement, minus the average daily outstanding principal balance of cash advances under the Consolidated Working Capital Credit Facility and the Acquisition Credit Facility for such period, minus the average outstanding undrawn face amount of all letters of credit issued and outstanding under the

          Consolidated Working Capital Credit Facility during such period), which fee shall be computed on a quarterly basis in arrears and shall be due and payable on the first day of each calendar quarter commencing on July 1, 2003. Such fee shall be computed on the basis of a year of 360 days for the number of days actually elapsed.

          (b) Waiver Fee. Borrowers shall unconditionally pay to Agent for the pro rata benefit of Lenders a waiver fee (the "Waiver Fee") equal to one percent (1%) of the maximum amount of all Credit Facility Commitments outstanding on May 28, 2003. Such Waiver Fee is fully earned and non-refundable and is due and payable as follows: (a) $135,960.00 on the date hereof, and (b) $203,940.00 on the earlier to occur of (i) the acceleration of Lender Indebtedness following the occurrence of an Event of Default, or (ii) January 1, 2004, provided that any amount remains due and owing under this Agreement or the Loan Documents at such time."

     11. Ownership Interests; Dividends. Section 9.17 of the Loan Agreement is amended in its entirety, as follows:

          "9.17 Ownership Interests; Dividends. No Borrower will redeem, repurchase or otherwise make any payment or distribution to acquire any of its or any other Borrower's ownership interests, except for a Permitted Purchase. No Borrower will pay cash dividends or make other cash distributions on account of its ownership interests, except that if no Event of Default or event which with the giving of notice or the passage of time or both would result in an Event of Default shall have occurred and such payment would not result in an Event of Default, Nobel Learning Communities, Inc. may pay cash dividends on account of its Series A preferred stock issued and outstanding prior to the date hereof in an aggregate amount not to exceed Twenty Thousand Four Hundred Seventy-Four Dollars ($20,474.00) per quarter or Eighty-One Thousand Eight Hundred Ninety-Six Dollars ($81,896.00) annually, in the aggregate."

     12. Financial Covenants. Article 10 of the Loan Agreement is amended to read in its entirety, as follows:

          "10. Financial Covenants. Except with the prior written consent of the Required Lenders, Borrowers will comply with the following:

          10.1 Leverage Ratio. Borrowers shall maintain a Leverage Ratio of not greater than: (a) to the extent that additional capital is raised by Borrowers as equity: (i) 3.50 to 1 at June 30, 2003; (ii) 3.00 to 1 at September 30, 2003; and (iii) 2.75 to 1 at December 31, 2003 and (b) to the extent that additional capital is raised by Borrowers as debt:
          (i) 3.65 to 1 at June 30, 2003; (ii) 3.25 to 1 at September 30, 2003;
          and (iii) 3.00 to 1 at December 31, 2003.

          10.2 Interest Coverage Ratio. Borrowers shall maintain an Interest Coverage Ratio as of the end of each fiscal quarter, determined on a rolling four quarter basis, of not less than: (i) 1.25 to 1 at June 30, 2003; (ii) 1.50 to 1 at September 30, 2003; and (iii) 1.50 to 1 on December 31, 2003.

          10.3 Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter, determined on a rolling four quarter basis, of not more than 1.05 to 1.

          10.4 Capital Expenditures. Borrowers shall not cause, suffer or permit their aggregate Capital Expenditures to exceed, on a quarterly non-cumulative basis: (a) $2,000,000.00 for the quarter ended September 30, 2003; and (b) $1,500,000.00 for the quarter ended December 31, 2003.

          10.5 Adjusted Leverage Ratio. Borrowers shall maintain an Adjusted Leverage Ratio as of the end of each fiscal quarter, determined on a rolling four quarter basis, of not greater than: (a) to the extent that additional capital is raised by Borrowers as equity, 4.75 to 1 at June 30, 2003 and thereafter; and (b) to the extent that any additional capital is raised by Borrowers as debt (i) 4.90 to 1 at June 30, 2003; and (ii) 4.75 to 1 at September 30, 2003 and thereafter.

          10.6 [Intentionally omitted].

          10.7 Lender Indebtedness to EBITDA Ratio. Borrowers shall maintain a ratio of Lender Indebtedness to EBITDA as of the end of each fiscal quarter, determined on a rolling four quarter basis, not to exceed:
          (a) 2.30 to 1 at June 30, 2003; (b) 2.10 to 1 at September 30, 2003;
          and (c) 1.75 to 1 at December 31, 2003.

     13.  Events of Default.

     Section 15.1 of the Loan Agreement is amended by adding the following to the end of such section:

          "(v) Borrowers shall not have received, on or before June 30, 2003, a capital infusion on terms and conditions acceptable to Agent and Lenders in their sole discretion of not less than $5,000,000.00, all proceeds of which shall be applied to reduce the outstanding principal balance of the Consolidated Working Capital Facility; or

          (w) Borrowers shall not have received, on or before August 31, 2003, a capital infusion on terms and conditions acceptable to Agent and Lenders in their sole discretion of not less than $4,000,000.00, all proceeds of which shall be applied to reduce the outstanding principal balance of the Acquisition Credit Facility Term Loan as a permanent reduction."

     14. Participations and Assignments. Section 16.21 of the Loan Agreement is amended in its entirety as follows:

          "16.21 Participations and Assignments.

          (a) Each Lender may at any time grant participations of its Pro Rata Share in and to its interest under this Agreement (collectively, "Participations") to any other lending office of such Lender or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participations("Participants "); provided, however, that (i) all amounts payable by Borrowers to each Lender hereunder and voting rights of each Lender hereunder shall be determined as if such Lender had not granted such Participation; (ii) any agreement pursuant to which any Lender may grant a Participation
          (A) shall provide that such Lender is not delegating and therefore shall retain the sole right and responsibility to exercise all of its rights and privileges under this Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement and (B) shall not release or discharge such Lender from its duties and obligations, which shall remain absolute, hereunder, including its obligation to make advances hereunder; and (iii) upon entering into any such Participation, the Lender granting such participation shall give thirty (30) days' prior written notice thereof to Agent.

          (b) Each Lender may at any time assign all or any portion of its Pro Rata Share (together with its rights and obligations with respect thereto) and its right, title and interest therein and in and to this Agreement and the other Loan Documents to a Lender or any Affiliate of a Lender, or to any other bank or financial institution, in each case with thirty (30) days' prior written notice to Agent and Borrowers and subject to the prior written consent of Agent which shall not be unreasonably withheld; provided, however, that (i) any assignment to another Lender (which is then a party to this Agreement) or to any other bank or financial institution shall be in the minimum amount of Two Million Dollars ($2,000,000.00), (ii) the parties to such assignment shall execute an Assignment and Acceptance in the form of Exhibit "H" hereto and such other documents reasonably requested by Agent, and Borrowers shall execute such replacement Notes, amendments and other items as may be requested by Agent, and (iii) the parties to the assignment shall pay Agent a processing fee of Three Thousand Five Hundred Dollars ($3,500.00) at the time of providing such assignment to Agent.

          (c) Notwithstanding anything to the contrary contained herein, each Lender may at any time collaterally assign all or any portion of its rights under this Agreement and its Notes to any Federal Reserve Bank to secure overnight deposits, provided that no such assignment shall release the assigning Lender from its obligations hereunder.

          (d) In connection with any potential assignment or Participation by any Lender of its Pro Rata Share of interests in this Agreement, such Lender shall obtain Borrowers' consent, which shall not be unreasonably withheld or delayed, prior to delivery to any potential assignee or Participant of any information regarding Borrowers which is not otherwise available in the public domain."

     15. Additional Documents. Borrowers covenant and agree to execute and deliver or cause to be executed and delivered to Agent any and all documents as Agent shall request in connection with the execution and delivery of this Amendment or any other documents in connection herewith.

     16. Other References. All references in the Loan Agreement and the other Loan Documents to the term "Loan Documents" shall mean the Loan Documents as defined therein and this Amendment, including the Consolidated Working Capital Credit Facility Notes, and any and all other documents executed and delivered by Borrowers pursuant to and in connection herewith. All references in the Loan Agreement and all the Loan Documents to the term "Lender Indebtedness" shall include, but shall not be limited to, all obligations and liabilities of Borrowers to Lenders under the Consolidated Working Capital Credit Facility Notes, the other Notes and the Loan Agreement, as amended hereby. All references in the Loan Agreement and all the Loan Documents to the term "Notes" shall include, but shall not be limited to, the Consolidated Working Capital Credit Facility Notes. All references in the Loan Agreement and all the Loan Documents to the term "Working Capital Credit Facility A" and the term "Working Capital Credit Facility B" and the term "Working Capital Credit Facilities" shall be deemed references to the Consolidated Working Capital Credit Facility.

     17.  Further Agreements and Representations. Borrowers do hereby:

          (a) ratify, confirm and acknowledge that the Loan Agreement, as amended, and the other Loan Documents continue to be and are valid, binding and in full force and effect;

          (b) covenant and agree to perform all obligations of Borrowers contained herein and under the Loan Agreement, as amended, and the other Loan Documents;

          (c) acknowledge and agree that the principal amount of $2,821,000.00 is presently outstanding under the Consolidated Working Capital Facility, the principal amount of $13,275,640.00 is presently outstanding under the Acquisition Credit Facility Term Loan, and the principal amount of $10,714,286.00 is presently outstanding under the Term Loan, and that Borrowers have no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents, the enforcement of any of the terms of the Loan Agreement, as amended, or the other Loan Documents;

          (d) represent and warrant that (except to the extent of events of default waived pursuant to Section 1 of this Amendment), no Event of Default or event which with the giving of notice or passage of time or both would constitute such an Event of Default exists and all information described in the foregoing Background is true, accurate and complete;

          (e) acknowledge and agree that nothing contained herein and no action taken pursuant to the terms hereof are intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and (except to the extent of events of default waived pursuant to Section 1 of this Amendment), do not constitute a release, termination or waiver of any of the rights or remedies granted to Agent therein, which rights and remedies are hereby ratified, confirmed, extended and continued as security for the obligations of Borrowers to Agent and Lenders under the Loan Agreement and the other Loan Documents, including, without limitation, this Amendment; and

          (f) acknowledge and agree that any Borrower's failure to comply with or perform any of its covenants, agreements or obligations contained in this Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents.

     18. Costs and Expenses. Upon execution of this Amendment, Borrowers shall pay to Agent all out-of-pocket costs and expenses incurred by Agent in connection with the review, preparation and negotiation of this Amendment and all documents in connection therewith, including, without limitation, all of Agent's reasonable attorneys' fees and out-of-pocket expenses.

     19. Release. Each Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges each Lender and its respective officers, directors, employees, agents, successors and assigns, in their capacities as such, of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of any Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by any Borrower on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of the Loan Agreement, this Amendment and the Loan Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Loan Documents, (iii) the enforcement, protection or preservation of Lender's rights under the Loan Documents, or any other documents or agreements executed in connection therewith, and/or (iv) any action or inaction by Lender in connection with any such documents, instruments and agreements.

     20. Inconsistencies. To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Amendment shall prevail. All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

     21. Construction. All references to the Loan Agreement therein or in any other Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby.

     22. No Waiver. Except for the waiver expressly set forth above, nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by Agent of any rights or remedies available to Agent at law or in equity or as provided in the Loan Agreement or the other Loan Documents.

     23. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     24. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     25. Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

                                        BORROWERS:
                                        ---------
                                        NOBEL LEARNING COMMUNITIES, INC.


                                        By:
                                             -----------------------------------
                                             William E. Bailey,
                                             Executive Vice President


                                        NEDI, INC.


                                        By:
                                             -----------------------------------
                                        Name/Title:
                                                     ---------------------------


                                        MERRYHILL SCHOOLS NEVADA, INC.


                                        By:
                                             -----------------------------------
                                             John R. Frock, Treasurer


                                        HOUSTON LEARNING ACADEMY, INC.


                                        By:
                                             -----------------------------------
                                             John R. Frock, Vice President


                                        PALADIN ACADEMY, L.L.C.
                                        By:  NOBEL LEARNING COMMUNITIES,
                                             INC., its sole member


                                        By:
                                             -----------------------------------
                                        Name/Title:  William E. Bailey,
                                        Executive Vice President


                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                        NOBEL SCHOOL MANAGEMENT SERVICES, INC.


                                        By:
                                             -----------------------------------
                                             William E. Bailey, Treasurer


                                        NOBEL LEARNING TECHNOLOGIES, INC.


                                        By:
                                             -----------------------------------
                                             William E. Bailey, Treasurer


                                        NOBEL EDUCATION DYNAMICS FLORIDA, INC.


                                        By:
                                             -----------------------------------
                                             William E. Bailey, Vice President


                                        THE ACTIVITIES CLUB, INC.


                                        By:
                                             -----------------------------------
                                             John R. Frock, President


                                        AGENT:
                                        -----


                                        FLEET NATIONAL BANK, as successor by
                                        merger to Summit Bank, as Agent


                                        By:
                                             -----------------------------------
                                        Name/Title:
                                                     ---------------------------


                                        LENDERS:
                                        -------


                                        FLEET NATIONAL BANK, as successor by
                                        merger to Summit Bank


                                        By:
                                             -----------------------------------
                                        Name/Title:
                                                     ---------------------------


                                        COMMERCE BANK, N.A.


                                        By:
                                             -----------------------------------
                                        Name/Title:
                                                     ---------------------------